                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                         CALYPTE BIOMEDICAL CORPORATION
                         ------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   0000899426
                                   ----------
                                 (CUSIP Number)



     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages
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-----------------------                                  ---------------------
  CUSIP NO. 0000899426                  13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Otsuka Parmaceutical Co. Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Japan

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,293,147

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,293,147

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          N/A
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,293,147

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                                     Page 3 of 4

Item 1(a):  NAME OF ISSUER

            Calypte Biomedical Corporation

Item 1(b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            1440 Fourth Street
            Berkeley, CA 94710

Item 2(a):  NAME OF PERSON FILING

            Otsuka Pharmaceutical Co. Ltd.

Item 2(b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            463-10 Kagasuno, Kawauchi-cho, Tokushima 771-01 Japan

Item 2(c):  CITIZENSHIP

            Japan

Item 2(d):  TITLE OF CLASS OF SECURITIES

            Common Stock

Item 2(e):  CUSIP NUMBER

            000899426

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.


Item 4:  OWNERSHIP

         (a)  Amount Beneficially Owned:
              1,293,147 shares

         (b)  Percent of Class
              9.8%

         (c) Number of Shares as to Which Such Person Has:

             (i)   sole power to vote or direct the vote:
                   1,293,147 Shares

             (ii)  Shared power to vote or direct the vote:
                   0 Shares
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                                                                     Page 4 of 4

             (iii) Sole power to dispose or to direct the disposition of:
                   1,293,147 Shares

             (iv)  Shared power to dispose or to direct the disposition of:
                   0 Shares

Item 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

Item 6:  OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

         N/A

Item 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

Item 9:  NOTICE OF DISSOLUTION OF GROUP

         N/A

Item 10: CERTIFICATION

         N/A

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 1998
------------------------------
Date

Otsuka Pharmaceutical Co. Ltd.


/s/ HIDEJI NONOMURA
------------------------------
Hideji Nonomura, Director, Department of Diagnosis